NAD NEWS For Immediate Release

Contact: Sheryl Harris
212-705-0120

MATRIXX INITIATIVES PARTICIPATES IN NAD SELF-REGULATORY PROCESS

NAD finds claims for Matrixx Initiative’s Zicam Cold Remedy to be substantiated by scientific evidence.

New York, NY – March 10, 2005 – The National Advertising Division (NAD) of the Council of Better Business Bureaus, Inc., the advertising industry’s self-regulatory forum, announced that Matrixx Initiatives, Inc.’s claims regarding its Zicam Cold Remedy Nasal Gel, were supported by competent and reliable scientific evidence. The truth and accuracy of the advertiser’s claims were brought to the attention of the NAD through its routine and on-going monitoring program.

NAD determined that Matrixx Initiative’s claims that its product resolves colds 3X faster when taken at the first sign of a cold, that using the product results in a less severe cold, and the promise that these benefits are clinically proven, were substantiated by competent and reliable scientific evidence. NAD further determined that the clinical studies which tested the product’s efficacy in the spray pump delivery form could be extrapolated to performance claims regarding the product’s efficacy in the medicated swab form.

In a statement to NAD, Matrixx Initiatives expressed that it was “very pleased that the NAD has confirmed that Matrixx’s advertising for Zicam® Cold Remedy Nasal Gel is fully substantiated.” Matrixx further stated that “[It] is a strong supporter of the self-regulatory process and appreciates the NAD’s thorough and thoughtful consideration of this matter.”

For a complete case report of the NAD decision, please contact Sheryl Harris at 212.705.0120.
NAD’s inquiry was conducted under NAD/CARU/NARB Procedures for the Voluntary Self-Regulation of National Advertising. Details of the initial inquiry, NAD’s decision, and the advertiser’s response will be included in the next NAD Case Report.

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The National Advertising Review Council (NARC) was formed in 1971 by the Association of National Advertisers, Inc. (ANA), the American Association of Advertising Agencies, Inc. (AAAA), the American Advertising Federation, Inc. (AAF), and the Council of Better Business Bureaus, Inc. (CBBB). Its purpose is to foster truth and accuracy in national advertising through voluntary self-regulation. NARC is the body that establishes the policies and procedures for the CBBB’s National Advertising Division (NAD), the Children’s Advertising Review Unit (CARU), and the National Advertising Review Board (NARB).

NAD and CARU are the investigative arms of the advertising industry’s voluntary self-regulation program. Their casework results from competitive challenges from other advertisers, consumers and also from self-monitoring traditional and new media, including the Internet. The National Advertising Review Board (NARB), the appeals body, is a peer group from which ad-hoc panels are selected to adjudicate those cases that are not resolved at the NAD/CARU level. This unique, self-regulatory system is funded entirely by the business community; CARU is financed by the children’s advertising industry, while NAD/NARB’s sole source of funding is derived from membership fees paid to the Council of Better Business Bureaus.

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